Exhibit 10.33

[VIRGIN MEDIA LOGO]

Private & Confidential

Mr M Schweitzer

[Intentionally omitted]

28 November 2008

Dear Mark

Building for Our Future: Changes to your Terms and Conditions

I am writing to confirm our conversations over the last few months regarding both your role, as we build Virgin Media for the future, and the contract terms relating to your release.

Mark, you play a critical role as Chief Commercial Officer and this will continue as we move into and through our organisational transformation in the coming months.  Your ability to continually develop the Virgin Media brand will become even more critical as we re-focus as a customer centric organisation.

Your current employment agreement ends on September 30, 2010, and the terms of your employment are such that if your employment term is not renewed, you would be entitled to a payment equal to half your annual base salary, with a further potential six months payment if you did not find alternative employment.  We have agreed to amend your employment term to end on March 31, 2010 and also to amend your non-renewal severance payment to a payment equal to half your annual base salary only.  This letter constitutes an amendment to your employment agreement dated September 18, 2007. There is no change to any of your other terms and conditions.

You will continue to be considered an “executive officer” for SEC reporting purposes.  In light of this change, we will be filing a letter amendment with the SEC, acknowledging this.  Please do not hesitate to contact Bryan Hall, the General Counsel, at 01256 753355 should you have any questions regarding your obligations under U.S. securities law.

Please sign the second copy of this letter enclosed, and return to Lucy Otter at Unit 1, Mayfair Business Park, Broad Lane, Bradford, BD4 8PW indicating your acceptance of this.

Mark, as you know, we are entering a period of significant transformation which must deliver a step change in efficiency through the provision of world class customer service to all of our customers.  Your role as Chief Commercial Officer is critical to this - I look forward to us delivering this together.

Yours sincerely

/s/ Neil Berkett
Neil Berkett
CEO

I hereby confirm I have read, understood and accepted the terms outlined in this letter:

Signed:	/s/ Mark Schweitzer
Mark Schweitzer

Date: November 28th, 2008